EXHIBIT 5.1

THE BANK OF NEW YORK
ONE WALL STREET
NEW YORK, NEW YORK 10286

March 12, 2003

The Bank of New York Company, Inc.
One Wall Street
New York, New York 10286

Dear Sirs:

          In connection with the registration under the Securities Act of 1933 (the “Act”) of $400,000,000 principal amount of 3.40% Fixed Rate/Floating Rate Senior Subordinated Notes due 2013 (the “Securities”) of The Bank of New York Company, Inc., a New York corporation (the “Company”), the undersigned, as your counsel, has examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, I advise you that, in my opinion, when the Securities have been duly executed and authenticated in accordance with the Indenture relating to the Securities and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          The foregoing opinion is limited to the Federal laws of the United States, and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

          I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which I have not independently verified.

          I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated March 12, 2003 which upon filing will be incorporated by reference in the Prospectus dated March 6, 2003 as supplemented by the Prospectus Supplement dated March 7, 2003 relating to the Securities and to the references to me under the heading “Legal Matters” in the

Prospectus Supplement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PAUL A. IMMERMAN

Paul A. Immerman Senior Counsel-The Bank of New York